UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

BANK BUILDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[BANK BUILDING CORPORATION LETTERHEAD]

January 8, 2008

Dear Stockholder:

The board of directors of Bank Building Corporation (“Bank Building”) is excited to inform you that on January 8, 2008 Bank Building and Carter Bank & Trust (“Carter Bank”) entered into a definitive agreement for Carter Bank to acquire Bank Building pursuant to a merger whereby Bank Building will be merged with and into Carter Bank. Carter Bank will be the surviving corporation following the merger. The merger agreement was unanimously approved by a special committee of the board of directors of Carter Bank present at the meeting and the board of directors of Bank Building.

Pursuant to the merger agreement, holders of Bank Building common stock will receive shares of Carter Bank common stock.

As you are aware, Bank Building Corporation was formed for the primary purpose of acquiring bank branch offices and leasing them to Carter Bank & Trust. Bank Building is primarily a bank premises company with the vast majority of its assets being real estate carried on its books at original cost less depreciation. As a result, the capital of Bank Building is based upon real estate valued at net depreciated values and does not reflect the actual market value of the real estate. Both boards of directors have agreed to use the most recent tax assessed value of each property for the purpose of establishing a minimum exchange ratio. This process results in a per share value of Bank Building stock of $20.86 as opposed to the $3.98 per share reflected on Bank Building’s financial statement at September 30, 2007, which is based upon original cost less depreciation.

The boards of both companies have agreed that the Bank Building stockholders will receive no less than $20.86 per share. Based on a value of $9.25 per share of Carter Bank & Trust, the minimum exchange ratio will be 2.255 shares of Carter Bank & Trust common stock for each share of Bank Building common stock.

In addition, the boards have agreed to have all of Bank Building’s real estate assets appraised and, based on the appraisals, with adjustments, the exchange ratio is subject to being increased.

Once the appraisals are received, Bank Building stockholders will receive notice of and proxy materials for a special stockholders’ meeting to vote on the merger. The merger requires a two-thirds positive vote of the outstanding Bank Building shares for the merger to be completed. We anticipate the merger closing in the first quarter of 2008.

Should you have any questions about this merger or other matters, please contact me at (276) 656-1776.

Very truly yours,

/s/ Worth Harris Carter, Jr.
Chairman of the Board & President

This letter does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Carter Bank or Bank Building’s stockholders. Any such solicitation will be made only pursuant to a separate proxy solicitation and/or consent solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended. A definitive proxy statement/offering circular will be sent to security holders of Bank Building seeking their approval of the transactions contemplated by the merger agreement and related plan of merger. Investors and security holders will be able to obtain any such documents filed by Bank Building free of charge at the Securities and Exchange Commission’s website, http://www.sec.gov. Stockholders also may obtain free copies of any relevant documents filed by Carter Bank by requesting them in writing or by telephone from Mr. Worth Harris Carter, Jr., Carter Bank & Trust, 1300 Kings Mountain Road, Martinsville, Virginia 24112, (276) 656-1776. Stockholders are urged to read the proxy statement and any related materials carefully when they become available because these documents will contain important information.

The officers and directors of Carter Bank and Bank Building may be deemed to be participants in the solicitation of proxies from their respective security holders in connection with the merger. Additional information regarding the interests of those participants may be obtained by reading the proxy statement regarding the proposed acquisition when it becomes available.

This letter shall not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.